EXHIBIT 5.1

February 28, 2019

Eastside Distilling, Inc.

1001 SE Water Avenue, Suite 390

Portland, Oregon 97214

Re:	Registration Statement on Form S-8 of Shares of Common Stock, $0.0001 par value, to be issued pursuant to the 2016 Equity Incentive Plan of Eastside Distilling, Inc. (the “Company”).

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 1,825,334 shares of common stock, $0.0001 par value, of the Company (the “Shares”), which may be issued pursuant to the 2016 Equity Incentive Plan of the Company (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company, upon registration by its registrar of such Shares and the due authorization and issuance thereof by the Company in accordance with the terms of the Plan and Nevada law, and the receipt of consideration for such Shares in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP